Exhibit 21.1

SUBSIDIAIRES OF SCANTECH AI SYSTEMS INC.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
ScanTech Identification Beam Systems, LLC	Delaware	May 13, 2011	100%
Mars Acquisition Corp.	Cayman Islands	April 23, 2021	100%